EXHIBIT 10.1

LETTER AGREEMENT

Agreement made this 10th day of December, 2010, by and between EMERGING VISION, INC. (hereinafter referred to as the “Employer”) and SAMUEL Z. HERSKOWITZ (hereinafter referred to as the “Employee”).

WHEREAS, in recognition of past commitment and dedication to the Employer, Employer desires to provide the Employee with certain minimum benefits in the event the Employee’s employment is terminated without Cause.

NOW, THEREFORE, the Employer and Employee agree as follows:

1.
The Employee’s employment by the Employer has been, and, unless otherwise agreed to, in writing, by the Employer and the Employee, will remain, “at-will,” terminable at any time, for any reason, by Employer or Employee, in their respective sole discretion.

2.
In the event the Employer terminates the employment of the Employee for any reason other than for “Cause” (as defined below), the Employee shall be entitled to receive severance (“Severance”) equal to six (6) months of the Employee’s gross salary calculated at the rate in effect at the time of termination but in any event not less than the current annual rate of $200,000 as of this date, payable bi-weekly in accordance with the standard payroll practices of the Employer, less applicable statutory deductions.  The Severance payable to Employee shall be in addition to any accrued, but unused vacation that the Employee is entitled to receive upon termination.  In addition, the Employer shall not contest the application for unemployment benefits by the Employee.

“Cause” shall be defined as follows: If at any time during Employee’s employment, upon the Employee’s receipt of written notice from Employer that: (i) the Employee has been convicted of a felony or other serious crime; (ii) the Employee has stolen and/or misappropriated Employer assets and/or property (other than unsubstantial or inadvertent acts); (iii) the Employee has used illegal substances and/or has been intoxicated while performing his duties hereunder more than one (1) time during his/her employment; (iv) the Employee has assaulted or sexually abused another employee of the Company; or (v) the Employee shall have: (x) intentionally and/or willfully refused or failed to perform, or demonstrated gross negligence in the performance of, his assigned duties, other than any such failure resulting from the Employee’s incapacity due to illness or injury; or (y) committed an intentional, wrongful disclosure of any of the Employer’s trade secrets and/or confidential information; or (z) breached his fiduciary duties to Employer.

EMPLOYER

By: /s/Glenn M. Spina
Name: Glenn M. Spina
Title: President and CEO

EMPLOYEE

By: /s/Samuel Z. Herskowitz
Name: Samuel Z. Herskowitz
Title: Chief Marketing Officer and
President, Buying Group Division